UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 12, 2016

ALPHATEC HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-52024	20-2463898
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5818 El Camino Real, Carlsbad, CA	92008
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (760) 431-9286

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 12, 2016, James M. Corbett departed from his position as Alphatec Holdings, Inc.’s (the “Company”) and Alphatec Spine Inc.’s (“Spine”) President and Chief Executive Officer and as a member of the Company’s and Spine’s Board of Directors (the “Board”).

In connection with Mr. Corbett’s departure, effective as of September 15, 2016 Leslie H. Cross was appointed as the Company’s interim Chief Executive Officer, while retaining his title as Chairman of the Board, and Michael C. Plunkett was promoted from Chief Operating Officer to President and Chief Operating Officer.

Appointment of Interim CEO. Mr. Cross, age 65, has served as the Company’s Chairman of the Board since July 2011, and has served as a Director since March 2011. Mr. Cross also previously served as the Company’s Chief Executive Officer from February 2012 to May 2014. Mr. Cross is the former President and Chief Executive Officer of DJO Global, Inc. Mr. Cross served as a Director of DJO Global until December, 2012. DJO Global is a manufacturer and worldwide leading distributor of electrotherapy products for pain therapy and rehabilitation, clinical devices for the treatment of patients in physical therapy clinics, knee, hip and shoulder implant products, and orthopedic rehabilitation products, including rigid knee bracing, orthopedic soft goods, cold therapy systems, vascular systems and bone growth stimulation devices. Mr. Cross has held principal executive roles at DJO Global and its predecessors since 1995. From 1990 to 1994, Mr. Cross held the position of Senior Vice President of Marketing and Business Development of the Bracing & Support Systems division of Smith & Nephew. He was a Managing Director of two different divisions of Smith & Nephew from 1982 to 1990.

In connection with his appointment, effective as of September 15, 2016, the Company entered into an amendment (the “Cross Amendment”) to the Employment Agreement, dated as of February 26, 2012 and previously amended on May 1, 2014, with Mr. Cross. Pursuant to the Cross Amendment, Mr. Cross will receive a monthly salary of $33,333, and the Board may terminate Mr. Cross’s role as interim CEO on 30 days’ notice. Other than as set forth herein, there are no arrangements or understandings between Mr. Cross and any other persons pursuant to which he was selected as interim Chief Executive Officer. There are also no family relationships between Mr. Cross and any director or executive officer of the Company, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Appointment of President. Michael C. Plunkett, age 59, joined the Company in March 2012 as Vice President of Operations and was promoted to Chief Operating Officer in January 2014. He has held numerous positions in Operations, Information Technology, and Program Management. Prior to joining the Company, Mr. Plunkett had increasing positions of authority from August 2003 to March 2012 at First Marblehead Corporation. His final position was Managing Director. Prior to joining First Marblehead, Mr. Plunkett served over 24 years in the U.S. Navy and retired with the rank of Captain in July 2003. While in the Navy he served in a variety of ashore and afloat positions, including Supply Officer, USS John C. Stennis (CVN 74) and the primary assistant to the Deputy Chief of Naval Operations, Fleet Readiness and Logistics.

In connection with his additional appointment, effective as of September 15, 2016, the Company entered into an amendment (the “Plunkett Amendment”) to the Employment Agreement, dated as of February 17, 2014, with Mr. Plunkett. Pursuant to the Plunkett Amendment, Mr. Plunkett’s annual base salary was increased to $350,000, and his target annual bonus was increased to 70% of his annual base salary. Other than as set forth herein, there are no arrangements or understandings between Mr. Plunkett and any other persons pursuant to which he was selected as President and Chief Operating Officer. There are also no family relationships between Mr. Plunkett and any director or executive officer of the Company, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

The foregoing descriptions of the Cross Amendment and the Plunkett Amendment do not purport to be completed and are qualified in their entirety by reference to the full text of such amendments, copies of which will be filed with the Company’s Quarterly Report on Form 10-Q for the period ending September 30, 2016.

In connection with Mr. Cross’s appointment as interim Chief Executive Officer and continuing to serve as the Company’s Chairman, the Company anticipates naming a Lead Independent Director in the near future.

On September 15, 2016, the Company issued a press release announcing the management and Board changes described above, which is attached hereto as Exhibit 99.1. The information contained in Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, and it shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or under the Exchange Act, whether made before or after the date hereof, except as expressly provided by specific reference in such a filing.

Item 8.01.	Other Information.

On September 13, 2016, the Company received written notification from NASDAQ that the Company had regained compliance with the minimum bid price rule and is now in compliance with the other applicable requirements for continued listing on The NASDAQ Global Select Market.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release, dated September 15, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALPHATEC HOLDINGS, INC. (Registrant)

Date: September 15, 2016	/s/ Ebun S. Garner, Esq.
Ebun S. Garner, Esq.
General Counsel and Senior Vice President

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated September 15, 2016.